Exhibit 10.9

FORT CADY CALIFORNIA CORPORATION

9329 Mariposa Road, Suite 210 Hesperia, CA 92344

November 3rd, 2021

Paul Weibel,

Dear Paul:

Congratulations with your promotion to Chief Financial Officer (“CFO”) at Fort Cady California Corporation (“Company”), reporting to the Chief Executive Officer (CEO). We are excited about the opportunity of working with you in this new poistion

Start date: The start date for this new position will be November 29th, 2021.

New Base Salary: Your new annual gross salary will be be $275,000 (“Base Salary”), paid less deductions and withholding required by law or approved by you, paid in accordance with the Company’s normal and customary payroll practices.

The Company is progressing towards a listing on the NASDAQ under the name ‘5E Advanced Materials, Inc.’. At that moment, you will transition to the position of Chief Financial Officer at this newly listed company.

New Annual Bonus: In addition to the Base Salary described in the above, for each full year of employment with the Company, you shall be eligible to earn an annual bonus of up to 80% of your then in effect Base Salary (and at on-target achievement the bonus will be 40% of your then in effect Base Salary) (“Annual Bonus”), based on your and the Company’s achievement of performance goals established in advance by the CEO and provided to you in writing, as well as you remaining actively employed with the Company through the payment date of each Annual Bonus. The Annual Bonus, if any, will be earned and paid no later than two and a half months after the end of the fiscal year, at which point the CEO will also have determined goals for the then current fiscal year. All bonus payments shall be made less deductions and withholdings required by law or approved by you.

Relocation: The Company plans to consolidate certain business activities and staff in a central US location (“HQ”). The future location for the CFO position could be in the HQ or in one of its primary operating locations (e.g. at the company’s office in Hesperia, CA). The exact location and timing for the relocation will be determined by the CEO in consultation with the employee. The Company will also pay you a one-time lump sum payment of $60,000 gross to assist you with your expenses to relocate to the desired location (“Relocation Allowance”), less deductions and withholdings required by law. The payment will be made the first paycheck after the location and timing has been approved by the CEO, provided you are employed on this date. If your employment ends for any reason or you resign prior to the first year after the lump sum payment, you will be required to repay to the Company the pro-rata portion of the Relocation Allowance based on the number of days worked.

Additional Stock Options: You will be granted the following Long Term Incentive (LTI) option awards in American Pacific Borates Limited (ASX:ABR), (noting that it is expected that these options will convert into options in a NASDAQ listed entity on a pro rata basis to existing securities consistent with the terms of the Option Deed).

LTI Option Award: Employee options to acquire 2,000,000 ordinary shares each exercisable at A$2.25 on or before 30 Nov 2025.

The options shall vest as follows:

a)	800,000 on continued employment for a period of 24 months;

b)	1,200,000 on continued employment for a period of 36 months;

The Options shall be subject to such other terms and conditions as are set forth in the Long Term Incentive Plan and the agreement evidencing the grant. Any future share-based compensation or other long-term incentive compensation shall be at the discretion of the Board.

Other terms: There will be no changes to the other terms listed in your employment letter.

Please sign and date this letter below and return it to me to indicate your acceptance of the Company’s offer.

We look forward to working with you at Fort Cady California Corporation.

Sincerely,
Fort Cady California Corporation /s/ Henri Tausch By: Henri Tausch Title: Chief Executive Officer

ACCEPTED AND AGREED:

Date: 11/3/2021	/s/ Paul Weibel
Paul Weibel